                                                                      EXHIBIT 12

            INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

                         YEAR ENDED   13 MONTHS          YEARS ENDED
                         NOVEMBER 30    ENDED            DECEMBER 31,
                         ----------- DECEMBER 31, ----------------------------
                            1989         1990       1991      1992      1993
                         ----------- ------------ --------  --------  --------
                                       (DOLLARS IN THOUSANDS)
Earnings
 Net income.............  $ 61,164     $ 69,901   $ 89,530  $157,749  $168,565
 Add:
  Provision for income
   taxes................    33,706       46,064     50,170    88,491   109,075
  Fixed charges.........   155,917      211,802    230,984   279,827   340,568
 Less:
  Capitalized interest..    22,310       33,630     38,947    36,291    39,363
                          --------     --------   --------  --------  --------
 Earnings as adjusted
  (A)...................  $228,477     $294,137   $331,737  $489,776  $578,845
                          ========     ========   ========  ========  ========
 Preferred dividend re-
  quirements............    $8,953       $4,916   $     --  $     --  $  2,692
  Ratio of income before
   provision for income
   taxes to net
   income...............       155%         176%       156%      156%      165%
                          --------     --------   --------  --------  --------
  Preferred dividend
   factor on
   pretax basis.........    13,877        8,652         --        --     4,442
                          --------     --------   --------  --------  --------
 Fixed charges
  Interest expense......   133,607      178,172    192,037   243,536   301,205
  Capitalized interest..    22,310       33,630     38,947    36,291    39,363
                          --------     --------   --------  --------  --------
 Fixed charges as ad-
  justed................   155,917      211,802    230,984   279,827   340,568
                          --------     --------   --------  --------  --------
 Fixed charges and
  preferred stock
  dividends(B)..........  $169,794     $220,454   $230,984  $279,827  $345,010
                          ========     ========   ========  ========  ========
Ratio of earnings to
 fixed charges and
 preferred stock
 dividends
 ((A) divided by (B))...     1.35x        1.33x      1.44x     1.75x     1.68x
                             =====        =====      =====     =====     =====

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